Exhibit 99.2

Boise Cascade Company
1111 West Jefferson Street, Suite 300
Boise, ID 83702

News Release

Investor Relations Contact Chris Forrey investor@bc.com	Media Contact Amy Evans mediarelations@bc.com
For Immediate Release: February 12, 2025
Boise Cascade Promotes Joanna (Jo) Barney to Executive Vice President of Building Materials Distribution

BOISE, Idaho - Boise Cascade Company (Boise Cascade) (NYSE: BCC) announced today that Joanna (Jo) Barney will be the new Executive Vice President of their Building Materials Distribution (BMD) division, effective February 17, 2025. In this role, Jo will oversee the Company’s 40+ distribution facilities, including millwork and door shops, across the U.S.

Jo joined Boise Cascade in 2005. Prior to this promotion, Jo was the Senior Vice President of BMD Western Operations. Before that she served in several key roles and progressive leadership positions, including General Manager of BMD Western Operations and Branch Manager for BMD’s Salt Lake City, Utah location. Jo earned a bachelor’s degree in business finance from the University of Utah. She is a two-time all-American athlete and the founder and executive director of the Utah Avalanche youth soccer club.

“Jo is an accomplished and inspirational leader who is committed to our Company’s values,” said Jeff Strom, COO. “I’m excited to see the positive impact of her leadership, experience, and ideas in this new role.”

Nate Jorgensen, CEO, said: “Jo has achieved significant accomplishments during her time at Boise Cascade, and she will be outstanding in this new role. She has a proven track record of living our values, providing strong leadership, and delivering exceptional service to our customers and suppliers.”

About Boise Cascade

Boise Cascade is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.

Forward-Looking Statements

This press release contains statements that are “forward looking” within the Private Securities Litigation Reform Act of 1995. These statements speak only as of the date of this press release. While they are based on the current expectations and beliefs of management, they are subject to a number of uncertainties and assumptions that could cause actual events to differ from the expectations expressed in this release. Factors that could cause actual events to differ materially from forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.